Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (July 23, 2018) - TriLinc Global Impact Fund (“TriLinc”) announced today that it recently approved $27.5 million in term loan and trade finance transactions, bringing total financing commitments as of June 30, 2018 to $440.7 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe. The weighted average loan size of the portfolio is $8.7 million with an average duration of 1.83 years. TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  Since TriLinc commenced operations and through June 30, 2018, TriLinc has funded $986.9 million in aggregate investments to 78 borrower companies, including $90 million in temporary investments. TriLinc has funded over $307 million to 22 borrower companies operating in nine developing economies within Latin America, supporting 15,314 permanent employees; over $435 million to 45 borrower companies operating in or trading with 21 developing economies within Sub-Saharan Africa, supporting 18,326 permanent employees; over $146 million to 10 borrower companies operating in or trading with four developing economies within Southeast Asia, supporting 786 permanent employees; and over $7 million to one borrower company in one country within Emerging Europe, supporting four permanent employees. Of the aggregate investment amount, TriLinc has received $570.3 million in full aggregate transaction repayments (58.63% of total invested) from existing and exited trade finance, term loan, and temporary investment facilities. The transaction details are summarized below.

On June 1, 2018, TriLinc funded $5,394,129 as part of an existing $10,000,000 senior secured trade finance facility to a soft commodity exporter in Cameroon. The transaction is set to mature on December 31, 2018, and is secured with a pledge of goods, pledge over benefits of sale, and credit insurance on off-takers. The company sources from approximately 1,500 local smallholder farmers, providing them with a consistent market to sell their product while also offering subsidies for agricultural inputs in order to cost-effectively enhance crop yield and quality.

On June 5, 2018, TriLinc funded $2,500,000 as part of an existing $11,000,000 revolving senior secured trade finance facility with a mobile phone distributor based in Hong Kong, which specializes in the trading and distribution of mobile phones, cameras, music players and home appliances. The borrower was appointed to be the exclusive distributor in India of high quality, affordable mobile phones for a multinational networking and telecommunications equipment company. Priced at 10.00%, the transaction is set to mature July 5, 2018 and is secured by receivables, personal and corporate guarantees, a collection account, and properties in Hong Kong, with a collateral coverage ratio of  ≥1.33x. India has the fastest-growing smartphone market in the world, and the borrower believes that TriLinc’s financing will support the distribution of mobile phones throughout the country that are both high quality and affordable. In addition to expanding access to technology within India, the borrower maintains an active corporate social responsibility program in India that is focused on bringing technological education to the youth in West Bengal.

On June 13, 2018, TriLinc funded $18,000,000 as part of a new $18,000,000 senior secured three year term loan to an energy distributor in Ghana. Priced at six month Libor + 13.00%, the transaction is set to mature on June 30, 2021 and is secured by a letter of credit, a payment guarantee, and debenture over power generation plants and a pipeline being constructed. The borrower anticipates that TriLinc’s financing will ultimately support the creation of a more reliable, cleaner fuel supply for industries in Ghana, the decline of energy costs as a result of Ghana’s transition to using natural gas for power generation, and the reduction of infrastructure strain as the pipeline will lessen road congestion, improve the longevity of roads, and minimize community safety risks.

On June 25, 2018, TriLinc funded $536,673 as part of an existing $15,000,000 senior secured 4.2-year term loan to a consumer lender in Colombia that services public sector employees and retirees within small and medium size government agencies throughout the country. Priced at 11.25%, the transaction is set to mature on August 1, 2021, and is secured by the portfolio of payroll deduction loans and all cash flow stemming from such assigned deduction loans, with a cash flow coverage ratio of 1.1x. The borrower anticipates that TriLinc’s loan will assist the borrower in originating new payroll deduction loans, which would provide middle income consumers with timely and flexible financing for voluntary private consumption.

On June 27, 2018, TriLinc participated in three separate transactions, totaling $1,086,577 as part of an existing $10,000,000 senior secured trade finance facility with four different Nigerian soft commodity exporters that source crops at farm gate from local, smallholder farmers and then process them for export. The transactions are set to mature between December 27, 2018 and December 28, 2018 and are secured by a pledge of goods, assignment of proceeds, and insurance coverage.

“TriLinc’s recent investment activity demonstrates our commitment to supporting SMEs that are enhancing national infrastructure development,” said Gloria Nelund, CEO of TriLinc. “By financing companies, like the energy distributor in Ghana that is supplying a cleaner, more affordable energy source, TriLinc is strengthening its economic development thesis of supporting local growth industries that seek to generate both positive economic and social benefits.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.